Exhibit 10.36
DEALER SERVICES AGREEMENT
     This DEALER SERVICES AGREEMENT, dated as of [•], 2010 (this “Agreement”), is made by and among P1 Sub, LLC, a North Carolina limited liability company (“Primo US”), P2 Sub, LLC, a North Carolina limited liability company (“Primo Canada”, and together with Primo US, each a “Buyer” and collectively, the “Buyers” or the “Company”), and Culligan International Company, a Delaware corporation (“Culligan”). Capitalized terms used in this Agreement without definition have the meanings set forth in the Purchase Agreement (as defined below).
     A. The Buyers, Primo Water Corporation, Culligan, Culligan of Canada, Ltd and Culligan Store Solutions, LLC (together with Culligan of Canada, Ltd., the “Sellers”) have entered into an Asset Purchase Agreement, dated as of June 1, 2010 (the “Purchase Agreement”), pursuant to which the Buyers have agreed to purchase from the Sellers substantially all of the Sellers’ assets relating to the Business.
     B. Whereas, the Sellers have operated the Business by engaging service providers to install, maintain, repair and remove vended water dispenser machines (“Cabinets”) and associated water treatment equipment (“Equipment”) located at retail stores (the “Existing Service Providers”).
     C. Whereas, certain of the Existing Service Providers are Culligan franchisees (the “Franchisee Dealers”) or Culligan company owned dealers (the “Culligan Owned Dealers” and, together with the Franchisee Dealers, the “Dealers”) and the Buyers desire to obtain Culligan’s assistance in utilizing the Dealers in servicing the Business on the terms and conditions set forth herein. Certain of the Franchisee Dealers and Culligan Owned Dealers service the Business in Canada (the “Canadian Dealers”) and certain of the Franchisee Dealers and Culligan Owned Dealers service the Business in the United States (the “US Dealers”).
     D. It is a condition to the Closing under the Purchase Agreement that this Agreement be executed by the parties and delivered to the Company on the Closing Date.
     Now, therefore, the parties hereto agree as follows:
     1. Culligan Owned Dealer Services. During the term of this Agreement, Culligan shall cause the Culligan Owned Dealers to provide the services set forth on Schedule A hereto (each, a “Service” and collectively, the “Services”) with respect to the Cabinets and Equipment (the “Serviced Equipment”) serviced by such Culligan Owned Dealer as of the date immediately prior to the date of this Agreement, all on the terms and conditions set forth in this Agreement, including in Schedule A. The Company may contact the Culligan Owned Dealers directly with respect to the provision of the Services.
     2. Franchisee Dealer Services. During the term of this Agreement, Culligan shall use commercially reasonable efforts to cause the Franchisee Dealers to provide the Services with respect to the Serviced Equipment serviced by such Franchisee Dealer as of the date immediately prior to the date of this Agreement, all on the terms and conditions set forth in this Agreement, including in Schedule A. The Company may contact the Franchisee Dealers directly with respect to the provision of the Services.
     3. Payment for Services. As compensation for providing the Services, the Dealers shall be entitled to a fee (the “Fee”), calculated and payable by the applicable Buyer in accordance with Schedule B hereto.
     4. Limitation on Obligations. The Company or its subsidiaries shall be responsible for providing all other services which are necessary in order to enable the Dealers to provide the Services, including the services set forth on Schedule C hereto (the “Company-Provided Services”).

     5. Term; Discontinuation of Services. The term of this Agreement will commence on the Closing Date and will end on December 31, 2011. Each Buyer may discontinue receiving any or all of the Services by giving Culligan at least 3 days’ prior written notice, which notice shall specify the date as of which any such Services shall be discontinued.
     6. Termination for Cause. Either party (the “Terminating Party”) may terminate this Agreement with immediate effect by notice in writing to the other party (the “Other Party”) on or at any time after the occurrence of any of the following events:
     (a) the Other Party is in default of any of its material obligations under this Agreement and (if the breach is capable of remedy) has failed to remedy the breach within 30 days after receipt of notice in writing from the Terminating Party giving particulars of the breach and demanding the Other Party to do so; provided only 3 days notice shall be required in the event the Company fails to pay any invoice in accordance with Section 3;
     (b) the Other Party commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or takes any corporate action to authorize any of the foregoing; or
     (c) an involuntary case or other proceeding is commenced against the Other Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 days, or an order for such relief shall be entered against the Other Party.
     7. Independent Contractor. For all purposes hereof, Culligan shall at all times act as an independent contractor and shall have no authority to represent the Company in any way or otherwise be deemed a partner, employee, representative, joint venturer or fiduciary of the Company. Neither the Company nor Culligan shall declare or represent to any third party that Culligan has any power or authority to negotiate or conclude any agreement, or to make any representation or to give any undertaking on behalf of the Company in any way whatsoever.
     8. Survival. Sections 9 and 10 shall survive the termination of this Agreement.
     9. Limitation on Liability; Disclaimer of Warranties; Force Majeure.
     (a) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY THIRD PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS AND FAILURE TO REALIZE EXPECTED SAVINGS) ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT OR ANY OF THE SERVICES, WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF THE SAME.

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     (b) Disclaimer of Warranties. EXCEPT AS SPECIFIED IN THIS AGREEMENT, NO WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, ARE MADE OR CREATED AMONG THE PARTIES, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
     (c) The liability of Culligan with respect to the claims of the Company arising out of the performance or nonperformance of Culligan’s obligations under or in connection with this Agreement including liquidated damages or for claims of indemnity, and whether based on contract, tort (including negligence), strict liability, pollution, disease or otherwise, shall not exceed an amount equal to the amount paid to Culligan under this Agreement. No claim may be asserted against Culligan unless the injury, loss or damage giving rise to the claim occurs or is sustained prior to the termination or expiration of this Agreement and no suit or action thereon may be instituted or maintained unless it is initiated by the Company within one year after the date the cause of action first accrues.
     (d) No party will be liable to the other party for any breach hereunder occasioned by causes beyond the control of such non-performing party (or, in the case of Culligan, any Dealer), including but not limited to unavailability of materials, strikes, labor slowdowns and stoppages, labor shortages, lockouts, fires, floods, earthquakes, storms, droughts, adverse weather, riots, thefts, accidents, embargoes, war (whether or not declared) or other outbreak of hostilities, civil strife, acts of governments, acts of God, governmental acts or regulations, orders or injunctions, or other reasons, whether similar or dissimilar to the foregoing.
     10. Miscellaneous.
     (a) Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.
     (b) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or received by certified mail, return receipt requested, by facsimile transmission (subject to written confirmation of receipt) or sent by guaranteed overnight courier service to the addresses set forth below (or such other address as may be specified by such addressee in writing to the other party):
if to the Company, to
Primo Water Corporation
104 Cambridge Plaza Drive
Winston-Salem, NC 27104
Fax: (336) 331-4247
Phone: (336) 331-4047
Attn: Mark Castaneda
with a copy (which shall not constitute notice) to:
K&L Gates LLP
4350 Lassiter at North Hills Avenue
Suite 300
Raleigh, NC 27619
Fax: (919) 516-2028

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Phone: (919) 743-7328
Attn: D. Scott Coward
if to Culligan, to
Culligan International Company
9399 West Higgins Road
Suite 1100
Rosemont, IL 60018
Fax: (847) 430-2365
Phone: (847) 430-1365
Attn: Susan E. Bennett
with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Fax: (212) 521-7611
Phone: (212) 909-6611
Attn: Andrew L. Sommer
     (c) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, that the Company may assign any or all of its rights or interests, or delegate any or all of their obligations, in this Agreement (a) to any successor to the Company or any acquirer of a material portion of the business or assets of the Company, (b) to one or more of the Company’s Affiliates or (c) to any lender to the Company or its Affiliates as security for obligations to such lender; and, provided further, that no such assignment shall relieve the Company of any of its obligations under this Agreement.
     (d) Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.
     (e) Governing Law. This Agreement will be governed by the Law of the State of Illinois without giving effect to any choice or conflict of law principles of any jurisdiction.
     (f) Headings. Headings of the Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.
     (g) Interpretation. In this Agreement, unless the context otherwise requires, words in the singular form shall include the plural form and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     (h) Counterparts; Facsimile Signatures. This Agreement may be executed by the Parties in multiple counterparts and shall be effective as of the date set forth above when each Party shall have

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executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each Party. When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.
     (i) Entire Agreement. This Agreement together with any other documents delivered by the parties in connection herewith or therewith constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

P1 SUB, LLC
By:
Name:
Title:

P2 SUB, LLC
By:
Name:
Title:

CULLIGAN INTERNATIONAL COMPANY
By:
Name:
Title:

SCHEDULE A
SERVICES
I.	Standard Commission Program
Dealer is required to visit each assigned store each month (every 30 days), perform the Services on the frequency set forth below, and fax in meter readings and service work order for Cabinets and Processors for that month before the 25th of that month. Dealer must also perform necessary water tests and cover any non scheduled or emergency service calls on a timely basis. All service parts are consigned and shipped by the Company to the Dealer. Dealer is expected to maintain the appropriate inventory to minimize service completion time and Company’s air freight fees. Dealer is required to carry service parts on Dealer’s service vehicles while performing services to minimize additional trips and downtime of the Cabinets and Equipment. Dealer will be compensated according to Schedule B for these activities.

Service	Equipment	Frequency
Clean all services of cabinet top/bottom doors	Cabinet	Monthly
Clean drain grate in fill station area	Cabinet	Monthly
Clean drain basin of fill station	Cabinet	Monthly
Check and replace any lights that are not working or dim	Cabinet	Monthly
Replace any graphics that are damaged or worn	Cabinet	Monthly
Check for leaks on all fittings	Cabinet	Monthly
Check spout for up/down proper function	Cabinet	Monthly
Make sure POP literature is filled	Cabinet	Monthly
Fill out service record card	Cabinet	Monthly
Clean bottle shelves and stock bottles	Cabinet	Monthly
Repair any broken switches	Cabinet	Monthly
Check TDS of water	Cabinet	Monthly
Pour 1/3 cup bleach in cabinet drain and flush twice to remove bleach smell	Cabinet	Monthly
Pull a coli form sample (if state requires monthly testing)	Cabinet	Monthly
Fill out meter readings for both dispense and store use and obtain store rep. signature	Cabinet	Monthly
Fill out work order and fill out all parts used during monthly service	Cabinet	Monthly
Pull coli form sample (if state requires quarterly testing)	Cabinet	Quarterly

Service	Equipment	Frequency
Replace cabinet post filter	Cabinet	Semi-annually
Replace main and spout UV bulbs	Cabinet	Annually
Perform a nitrate/nitrite water sample test (where applicable)	Cabinet	Annually
Check for leaks and as needed	Processor	Monthly
Replace filters as needed	Processor	Monthly
Check product gauge for proper membrane production and replace any bad membranes	Processor	Monthly
Replace any pressure gauges as needed	Processor	Monthly
Check auto bypass for store use for proper functioning	Processor	Monthly
Engage pressure switches and check RO operation and pressures settings	Processor	Monthly
Check tanks for leaks and if waterlogged	Processor	Monthly
Repair any mechanical issues (including pumps, motors & pressure switches)	Processor	Monthly
Check any pretreatment for proper functioning and repair as needed (test water see if equipment doing what is required)	Processor	Monthly
Check water booster pumps for proper operation (if applicable)	Processor	Monthly
Sanitize the RO system	Processor	Quarterly
Check tanks for leaks or for water log, add air if tank has <18PSI when empty.	Processor	Monthly
Repair any mechanical issues (pump, booster pump, motors or pressure switches) issues as required	Processor	Monthly
Perform water test on any pretreatment equipment to test for proper function and repair as required. If rebed is required contact DVM for PO.	Processor	Monthly
Inspect all lines in store for possible leaks and for possible need to be replaced (not applicable to stores with PVC lines)	Processor	Annually
If store has a CSS supplied softener for pretreatment, add salt as needed and invoice CSS.	Processor	Monthly
Respond to and resolve emergency service calls within 48 hours	Both	As needed

II. Service Work Outside of the Standard Commission Program
From time to time, service work may be needed at a customer location that is deemed outside of normal PM, water testing or emergency services and may be eligible for additional compensation. These services are usually limited to installation or removal of equipment. Any additional services would receive compensation outside of the commission program only by pre-approved P.O.
A. CSS CLASS “A” INSTALL — Installation of a CSS vended/store use system at a store with PVC lines requires the following steps and equipment installed.
1. Pre-install trip: the site survey form must be filled out to check location/space available for equipment and confirm if water, electrical outlets available (no GFI outlets) and drains for processor and cabinet are available/ready.
2. Installation of the following:
•	Mounting of plywood or CDX board onto dry/wet wall if applicable.
•	Hanging of processor on wall or stand.
•	Mounting of manifold, store use bypass and big blue filter on wall or stand.
•	Assembly, setup and start up of carbon bed and/or softeners and/or depth filters add test port. (Dealer to insure proper setup of carbon or softener settings on head controls)
•	Assembly and hook up of 2 remote tanks (tanks must be within 5 feet of processor).
•	Installation of 1 1/2 PVC drain pipe for air gap off floor drain for processor and pretreatment equipment.
•	Setup of dispensing unit and bottle shelf and wire dump bin on sales floor.
•	Communications with store managers about the operations of the processor and cabinet equipment, the shut off valves and power switches in case of emergency. Give the store manager the refill stickers, owners manual included in the install kit and point out the toll free number for customer service for ordering bottles or placing service calls.
•	Service Work Order paper work for installation must be filled out with store information and equipment serial number and faxed back to assigning DVM within 3 business days of install completion in order to be paid for install.
B. CSS CLASS “B” INSTALL — Installation of CSS store use only equipment (no dispenser).
1. Pre-install trip: Check location/space available for equipment and confirm water and electrical outlets (no GFI outlets) are available and a drain for the processor is accessible.
2. Class B installation and start up includes the following:
•	Install pre assembled r/o assembly that is mounted on stand in requested floor location.
•	Assemble and hook up 1 remote tank (tanks must be within 5ft of processor).
•	Installation of 1 1/2 PVC drain pipe for air gap off floor for processor and pretreatment equipment.
•	Mount store use bypass on wall if required

•	Communications with store managers about the operations of the processor equipment and the shut off valves and power switches in case of emergency. Give CSS 800-487-4621 for any service issues.
•	Service Work Order paper work for installation must be filled out with store information and equipment serial number and faxed back to assigning DVM within 3 business days of install completion in order to be paid for install.
C. Additional services that could be eligible for additional compensation:

Swap out or add an extra cabinet/dispenser	2 hours
Add or replace a carbon bed or softener to store	3 hours
Rebed carbon or softener	3 hours
Replace or run new lines to store use or cabinet	Paid the hourly rate for 1st man and half hourly rate for the 2nd man. Time must be worked out with DVM before work started.

SCHEDULE B
FEES
I. Standard Commission Program
Monthly commission equal to 20% of invoiced water sales, subject to a minimum monthly commission of $90 and a maximum monthly commission of $145.
In addition to the monthly commission, each Dealer that provides Services with respect to Dealer Serviced Equipment that is more than 50 miles from such Dealer’s servicing branch shall receive a monthly mileage compensation payment calculated at $1.50 per mile for the mileage over 50 to the farthest located Dealer Serviced Equipment serviced by such Dealer.
Meter reading forms trigger this payment. CSS deducts commissions on readings received with elapsed days > 45 days, to a 30 day average.
Service on Store use only customers- Some stores have our “store use only” program (no vending) and are serviced once a quarter. We pay a trip charge for those stores, paying the dealer for each quarterly visit and any emergency calls. This payment is also triggered by a meter read.
Pennsylvania Second visits — The state of Pennsylvania requires twice a month water tests. The dealer will not be expected to cover this extra call within the standard commission program. The Company will contract with a merchandiser or the dealer (whichever is more economical) to take this extra test each month.
II. Additional Services
Additional service compensation is limited to installation or removal services deemed outside the commission program and preapproved with a PO by the DVM. The compensation is based on the standard services tier rate and multiplied by the agreed upon hours necessary for the activity.
CSS Equipment Installation and Start Up
Dealer will be paid for 1 hour to do a Pre-install visit and complete a site survey form for the store. Pre-install trip must be completed 5 days from written/faxed notification and prior to install; and either
(a) Dealer will be paid 8 hours for a complete class “A” installation and start up of CSS equipment; or
(b) Dealer will be paid 3 hours for a complete class “B” installation and start up of CSS equipment.

Service Work Order paperwork for installation must be filled out with store information and equipment serial numbers and faxed back to assigning DVM within 3 business days of install completion in order to be paid for install.
Adders:
•	Dealer will be paid 1 hour for adding booster pump during install if it was needed.
•	If PVC lines are not provided by store, Dealer will be paid an additional amount (between a minimum of $150 and a maximum of $1,200) for the required 2 man job of running lines to cabinet and all store use. DVM must approve the quote prior to the installation
•	If lift rental is required, due to ceiling 15 ft and above, Dealer is responsible to have lift on site on time of install and also responsible for getting lift picked up from site. Cost of lift will be covered by Company if receipt is provided. Cost should be added to the site survey and approved by the DVM before the install. Final receipt added to the Service Work Order.
Deducts:
•	Deduct 1 hour if not adding softener or depth filter during install.
III. CSS Installation and Training Session
A Dealer may accompany and assist a Company trainer in performing the installation of a vended system for training purposes. The Dealer will be paid $250.00 for complete installation and start up training of Equipment with the Company trainer.

SCHEDULE C
COMPANY-PROVIDED SERVICES
Maintains the headquarters relationship with the customer
Provides all equipment for vending and store use to the customer
Provides a toll free number for all customers and service providers
Manages regulatory compliance process for vending systems.
Manages the installation timing and process with the customer and local regulators (permits)
Tracks all store locations, call activities and issue closure
Establishes meter reading / service schedules for Dealers
Takes service requests
Sends service dispatches to Dealers
Provides inventory to Dealers for providing services on a consigned bases
Sends replacement parts to Dealers (on consignment)
Upgrades equipment or pretreatment or graphics when appropriate
Sends water test kits to Dealers, with postage prepaid
Tracks all service completion
Tracks/reports exceptions to service commitment
Provides business updates to the customer and the service providers
Provides training/training tools